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                                JOINT FILING AGREEMENT

    WHEREAS, the statement on Schedule 13D to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

    WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all Reporting Persons rather than individual statements on Schedule 13D on behalf of each of the Reporting Persons;

    NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

    1. Each of the Reporting Persons is individually eligible to use the Joint Statement.

    2. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

    3. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

    4. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such person knows or has reason to believe that such information is inaccurate.

    5. The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

Dated  June 27, 1997
     ------------------------

TAKO VENTURES, LLC                     CEPHALOPOD CORPORATION
By: Cephalopod Corporation
                                       /s/ Philip B. Simon
    By: /s/ Philip B. Simon            ------------------------------
       ----------------------          By:  Philip B. Simon
         Name:  Philip B. Simon        Its: President
         Title: President

LAWRENCE INVESTMENTS, LLC

/s/ Philip B. Simon                    /s/ Lawrence J. Ellison
------------------------------         ------------------------------
By:   Philip B. Simon                  Lawrence J. Ellison
Its:  Member